AMENDMENT
TO THE
AGREEMENT AND DECLARATION OF TRUST
OF
SPARX FUNDS TRUST

           WHEREAS, Section 1 of Article I of the Agreement and Declaration of Trust (the "Declaration of Trust"), dated July 24, 1995, of SPARX Funds Trust (the "Trust"), as amended on August 21, 2003, copies of which are on file in the Office of the Secretary of the Commonwealth of Massachusetts, authorizes the Trustees of the Trust to amend the Declaration of Trust to change the name of the Trust without authorization by vote of the Shareholders of the Trust.

           WE, THE UNDERSIGNED, being all of the Trustees of SPARX Funds Trust, do hereby certify that the undersigned have determined to conduct the business of the Trust under the name "SPARX Asia Funds" and have authorized the following amendment to said Declaration of Trust:

           Section 1 of Article I is hereby amended to read in its entirety as follows:

                     Section 1. This Trust shall be known as "SPARX Asia Funds" and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

           The foregoing amendment shall be effective as of July 31, 2007.

           IN WITNESS WHEREOF, SPARX Funds Trust, the association hereinbefore mentioned and described, has caused this statement to be signed in its name by its Trustees this 21st day of June, 2007.

By: /s/ Jack R. Thompson Jack R. Thompson, Trustee By: /s/ Alice Kane Alice Kane, Trustee By: /s/ Robert Straniere Robert Straniere, Trustee By: /s/ Takashi Tsuchiya Takashi Tsuchiya, Trustee

STATE OF NEW YORK COUNTY OF NEW YORK	) ) ss. )

           On this 21st day of June, 2007, before me personally appeared the above-named Trustees of the Trust, to me known, and known to me to be the person described in and who executed the foregoing instrument, and who duly acknowledged to me that such Trustees have executed the same.

_________________________ Notary Public